Exhibit 10.21

Master Services Agreement

This Master Service Agreement (“Agreement”) is made this 1 day of February 2008 between IPtimize, Inc and ALLEN’S TV CABLE SERVICE, INC. (“Customer”). This Agreement provides the general terms and conditions applicable to Customer’s purchase of communications services (“Service”) from IPtimize, Inc.

ARTICLE 1. ORDERS FOR AND DELIVERY OF SERVICE

1.1 Submission and Acceptance of Customer Order(s). Customer may submit requests for Service in a form designated by IPtimize (“Customer Order”). The Customer Order shall contain the duration for which Service is ordered (“Service Term”) and pricing for Service; Upon expiration of the initial Service Term Service will continue on a month to month basis at the then current IPtimize rates. IPtimize will notify Customer on a regular and timely basis (in writing or electronically) of either its acceptance or rejection of each Customer Order received along with a proposed date by which IPtimize will have provisioned Service for said request (the “Customer Commit Date”); renewal Customer Orders will be accepted by IPtimize’s continuation of Service. If Customer submits Customer Orders electronically, Customer shall assure that any passwords or access devices are available only to those having authority to submit Customer Orders.

1.2 Credit Approval and Deposits. Customer will provide IPtimize with credit information as reasonably requested. IPtimize may require Customer to make a deposit as a condition of IPtimize’s acceptance of any Customer Order or continuation of: a) any usage-based Service; or b) any non-usage based Service where Customer fails to timely make any payment due hereunder or IPtimize reasonably determines that Customer has had an adverse change in financial condition based on an exhibited failure to make payments when due. Deposits based on 1.2 will not exceed one months’ estimated charges for Service and will be due upon IPtimize’s written request. When Service is discontinued, the deposit will be credited to Customer’s account and the balance, if any will be refunded.

1.3 Customer Premises. If access to non- IPtimize facilities is required for the installation, maintenance or removal of IPtimize equipment, Customer shall, at its expense, secure such right of access and shall arrange for the provision and maintenance of power and HVAC as needed for the proper operation of such equipment.

1.4 Scheduled Maintenance and Local Access. Scheduled maintenance will not normally result in Service interruption. If scheduled maintenance requires Service interruption, IPtimize will (i) provide Customer 7 days’ prior written notice, (ii) work with Customer to try to minimize Service interruptions and (iii) use commercially reasonable efforts to perform such maintenance between midnight and 6:00 a.m. local time. If third party provided local access services are obtained by Customer in conjunction with a Customer Order, Customer will: (i) provide IPtimize with circuit facility information, firm order commitment information and necessary design layout records to enable cross-connects to IPtimize Service(s) (such cross connects being provided by IPtimize subject to applicable charges), (ii) cooperate with IPtimize (including providing necessary LOA’s) in connection with IPtimize circuit grooming, and (iii) where a related Service is disconnected or terminated, promptly provide IPtimize a written disconnection firm order commitment from the relevant third party provider.

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ARTICLE 2. BILLING AND PAYMENT

2.1 Commencement of Billing. IPtimize will deliver written or electronic notice (a “Connection Notice”) to Customer upon installation of Service, at which time billing will commence (“Service Commencement Date”), regardless of whether Customer is prepared to accept delivery of Service. If Customer notifies IPtimize within 3 days after delivery of the Connection Notice that Service is not functioning properly (and such Service is not functioning properly), IPtimize will correct any deficiencies and, upon Customer’s request, credit Customer’s account in the amount of 1/30 of the applicable MRC for each day the Service did not function properly.

2.2 Payment of Invoices and Disputes. Invoices are delivered monthly and due 30 days after the date of invoice. Fixed charges are billed in advance and usage-based charges are billed in arrears. Billing for partial months is prorated. Past due amounts bear interest at 1.5% per month or the highest rate allowed by law (whichever is less). Customer is responsible for all charges respecting the Service, even if incurred as the result of unauthorized use, if such unauthorized use was due to the fault of Customer. If Customer reasonably disputes an invoice, Customer must pay the undisputed amount and submit written notice of the disputed amount (with details of the nature of the dispute and the Services and invoice(s) disputed). Disputes must be submitted in writing within 90 days from the date of the invoice or, if not readily apparent from the invoice, 90 days from the date of the Customer’s invoice to its end user. If the dispute is resolved against Customer, Customer shall pay such amounts from the date originally due.

2.3 Taxes and Fees. Except for taxes based on IPtimize’s net income, Customer will be responsible for reimbursement of all taxes and fees, including USF (Universal Service Fund) fees that arise in any jurisdiction, including value added, consumption, sales, use, gross receipts, foreign withholding (which will be grossed up), excise, access, bypass, franchise or other taxes, fees, duties, charges or surcharges imposed on or incident to the provision, sale or use of Service (whether imposed on IPtimize or any affiliate of IPtimize). If such taxes, fees or charges are imposed by any jurisdiction with authority on IPtimize as a direct result of the Services provided by this Agreement to Customer, IPtimize shall notify and provide Customer with an itemized schedule of all such taxes or fees in writing as soon as is reasonably possible, but not less than 45 days before initiating such pass through to Customer. Such charges may be shown on invoices as cost recovery fees. Charges for Service are exclusive of taxes. Customer may present IPtimize a valid exemption certificate and IPtimize will give effect thereto prospectively. IPtimize shall timely provide to Customer evidence that any such reimbursed taxes or fees paid to IPtimize by Customer were subsequently paid to satisfy any and all obligations due to the appropriate authority or taxing district . Customer shall not be responsible or assume any obligation to pay any liens, penalties, interest or late fees that may be imposed or incurred due to the failure of IPtimize to timely pay any such taxes or fees when due.

2.4 Regulatory and Legal Changes. If any change in applicable law, regulation, rule or order materially affects delivery of Service, the parties will negotiate appropriate changes to this Agreement. If the parties are unable to reach agreement within 30 days after IPtimize’s delivery of written notice requesting renegotiation: (a) IPtimize may, upon thirty (30) days written notice, pass any increased costs relating to delivery of Service through to Customer and (b) if IPtimize does so, Customer may terminate the affected Service without termination liability by delivering written notice to IPtimize within thirty (30) days of receipt of the IPtimize notice.

2.5	Cancellation and Termination Charges.

(A) Customer may cancel a Customer Order (or portion thereof) prior to delivery of the Connection Notice upon written notice to IPtimize identifying the affected Customer Order and Service. If Customer does so, Customer shall pay IPtimize a cancellation charge

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equal to the sum of: (i) for “off-net” Service, third party termination charges for the cancelled Service; (ii) for “on-net” Service, 1 month’s monthly recurring charges for the cancelled Service; (iii) the non-recurring charges for the cancelled Service; and (iv) IPtimize’s out of pocket costs (if any) incurred in constructing facilities necessary for Service delivery.

(B) Customer may terminate Service after delivery of the Connection Notice upon 30 days’ written notice to IPtimize identifying the terminated Service. If Customer does so without cause, or if Service is terminated by IPtimize as the result of an uncured default by Customer, Customer shall pay IPtimize a termination charge equal to the sum of: (i) all unpaid amounts for Service provided through the date of termination; (ii) 100% of the remaining monthly recurring charges for months 1-12 of the Service Term; and (iii) 50% of the remaining monthly recurring charges for month 13 through the end of the Service Term. The parties agree that the charges in this Section are a genuine estimate of IPtimize’s actual damages and are not a penalty. The termination charges shall be Customer’s sole liability and Ipitimize’s sole and exclusive remedy for termination of the service by Customer without cause or termination by iPtimize as the result of an uncured default by Customer.

(C) Customer may terminate Service as “Hosted” by IPtimize and convert to a “Managed” level of Service with IPtimize without incurring any termination charges or any other fees.

(D) This Agreement may be terminated by either Party upon notice to the other if any law, rule or regulation is adopted or passed by an authority with such jurisdiction that would make it unlawful to perform its obligations under this Agreement. The effective date of such termination shall be no earlier than the date on which any such law, rule or regulation will result in the performances herein to be declared unlawful; provided that the Parties, in a commercially reasonable manner, have made a good faith effort to modify this Agreement so that the performance of the obligations hereunder are no longer declared unlawful.

(E) Upon termination of Service after delivery of the Connection Notice, IPtimize acknowledges and agrees not to seek or claim ownership of telephone numbers assigned and utilized by Subscribers of Customer in connection with this Agreement.

ARTICLE 3. DEFAULT

If (A) Customer fails to make any payment when due and such failure continues for Ten (10) business days after written notice from IPtimize, or (B) either party breaches or fails to observe or perform any other material term of this Agreement and such failure continues for 30 days without cure after written notice from the other party, then the non-defaulting party may: (i) terminate this Agreement and/or any Customer Order, in whole or in part, and immediately be relieved of any further obligations or liabilities as pertains to this Agreement and/or (ii) subject to Section 4.1, pursue any remedies it may have at law or in equity.

ARTICLE 4. LIABILITIES AND SERVICE LEVELS

4.1 No Special Damages. Neither party shall be liable for any damages for lost profits, lost revenues, loss of goodwill, loss of anticipated savings, loss of data or cost of purchasing replacement services, or any indirect, incidental, special, consequential, exemplary or punitive damages arising out of the performance or failure to perform under this Agreement or any Customer Order.

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4.2 Disclaimer of Warranties. Other than the Service Level commitments described in Section 4.3 and as set forth in this Section 4.2, IPtimize MAKES NO WARRANTIES OR REPRESENTATIONS, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, STATUTORY OR OTHERWISE, INCLUDING WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR USE, EXCEPT THOSE EXPRESSLY SET FORTH IN THIS AGREEMENT OR ANY APPLICABLE SERVICE SCHEDULE. BOTH PARTIES REPRESENT AND WARRANT THAT (i) THEY HAVE BEEN DULY ORGANIZED AND ARE VALIDLY EXISTING IN GOOD STANDING UNDER THE LAWS OF THE JURISDICTION IN WHICH THEY WERE ORGANZED; (ii) THEY HAVE THE FULL RIGHT, POWER AND AUTHORITY TO EXECUTE, DELIVER AND PERFORM THEIR OBLIGATIONS UNDER THIS AGREEMENT, (iii) THE EXECUTION AND PERFORMANCE OF THIS AGREEMENT DOES NOT NOR WILL NOT VIOLATE ANY APPLICABLE EXISTING RULES, REGULATION, STATUTES OR ORDERS OF COURT FROM ANY NATIONAL, STATE OR LOCAL AGENCY, COURT OR BODY OR ANY CONTRACT OR OTHER AGREEMENT TO WHICH THEY ARE A SUBJECT; (iv) TO THE BEST OF THEIR KNOWLEDGE, NO THIRD PARTY CLAIMS WILL PREVENT THEM FROM FULFULLING THEIR OBLIGATIONS UNDER THIS AGREEMENT; (v) UPON EXECUTION, THIS AGREEMENT CONSTITUTES A LEGAL, VALID AND BINDING OBLIGATION BETWEEN THE PARTIES; and (VI) THEY HAVE ANY NECESSARY REGULATORY APPROVAL TO PROVIDE THE SERVICES CONTRACTED FOR .

4.3 Service Levels. The “Service Level” commitments applicable to the Services are found in IPtimize’s Service Schedules for each Service. If IPtimize does not achieve a Service Level, a credit will be issued to Customer as set forth in the applicable Service Schedule upon Customer’s request. IPtimize’s maintenance log and trouble ticketing systems will be used for calculating any Service Level events. To request a credit, Customer must notify in writing, its IPtimize Account Manager or deliver a written request (with sufficient detail necessary to identify the affected Service) within 60 days after the end of the month in which the Service affecting event occurred. In no event shall the total credits issued to Customer exceed the non-recurring and monthly recurring charges for the affected Service for that month. Customer’s sole remedies for any outages, failures to deliver or defects in Service are contained in the Service Levels applicable to the affected Service.

4.4 Right of Termination for Installation Delay. In lieu of any Service Level credits for installation delays, if IPtimize’s installation of Service is delayed for more than 30 business days beyond the Service Commencement Date, Customer may terminate the affected Service upon written notice to IPtimize and without payment of any applicable termination charge, provided such written notice is delivered prior to IPtimize delivering a Connection Notice for the affected Service. This Section shall not apply to any Service where IPtimize has agreed to construct network facilities in or to a new location not previously served by IPtimize.

ARTICLE 5. GENERAL TERMS

5.1 Force Majeure. Neither party shall be liable, nor shall any credit allowance, damages or other remedy be extended, for any failure of performance, delays, losses, destruction or equipment due to causes beyond such party’s reasonable control caused or occasioned by or due to fire, wind, flood, water, ice, hail, acts of God or Nature, war, terrorism, labor dispute or shortages, power failures, cable cuts, civil disturbances, governmental actions, equipment or supply shortages, explosions, hurricanes, lack of transportation or omissions by third parties, each but not limited to a (“force majeure event”). In the event IPtimize is unable to deliver Service as a result of a force majeure event, IPTIMIZE shall as soon as is reasonably possible, notify Customer of such event along with an estimated duration the event will exist and exercise good faith efforts to minimize and remedy such event. Customer shall not be obligated to pay IPtimize for the affected Service for so long as IPtimize is unable to deliver the affected Service. Force majeure events along with scheduled maintenance under section 1.4 shall be considered “Excused Outages.”

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5.2 Assignment and Resale. Customer may not assign its rights or obligations under this Agreement or any Customer Order without the prior written consent of IPtimize, which will not be unreasonably withheld. This Agreement shall apply to any permitted transferees or assignees. Customer may resell or otherwise provide the Service to third parties or use the Services in connection with goods or services provided by Customer to third parties (“Customer Provided Services“) provided that Customer shall indemnify, defend and hold IPtimize and its affiliates harmless from any claims arising from or related to any Customer Provided Services. If Customer resells telecommunications services, Customer certifies that it has filed all required documentation and will at all relevant times have the requisite authority with appropriate regulatory agencies respecting the same. Nothing in this Agreement, express or implied, is intended to or shall confer upon any third party any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

5.3 Affiliates. Service may be provided to Customer pursuant to this Agreement by an affiliate of IPtimize, but IPtimize shall remain responsible to Customer for the delivery and performance of the Service. Customer’s affiliates may purchase Service pursuant to this Agreement. Customer shall be jointly and severally liable for all claims and liabilities related to Service ordered by any Customer affiliate, and any default under this Agreement by any Customer affiliate shall also be a default by Customer.

5.4 Notices. All notices shall be in writing and sufficient and received if delivered in person, or when sent via facsimile, pre-paid overnight courier, electronic mail (if an e-mail address is provided below) or sent by U.S. Postal Service (or First Class International Post (as applicable)), addressed as follows:

IF TO IPtimize:	IF TO CUSTOMER:

IPtimize, Inc	ALLEN’S TV CABLE SERVICE, INC.

2135 S. Cherry Street	P. O. Box 2643

Suite 200	Morgan City, LA 70381-2643

Denver, CO 80222

Attn: Clint Wilson or President	Attn: Jeffrey A. Price or

Attn: Gregory A. Price, President

Either party may change its notice address upon notice to the other party. All notices shall be deemed to have been given on (i) the date delivered if delivered personally, by facsimile or e-mail (one business day after delivery if delivered on a weekend or legal holiday), (ii) the business day after dispatch if sent by overnight courier, or (iii) the third business day after posting if sent by U.S. Postal Service (or other applicable postal delivery service).

5.5 Acceptable Use Policy; Data Protection. If applicable, Customer‘s use of Service shall comply with IPtimize‘s reasonable Acceptable Use Policy and Privacy Policy, as communicated in writing to Customer from time to time. IPtimize may transfer, process and store billing and utilization data and other data necessary for operation of its network and for the performance of its obligations under this Agreement. Customer consents that IPtimize may (i) transfer, store and process such data in the United States; and (ii) use such data only for its own internal purposes to perform the services contracted for by Customer. At no time will any Customer data be disclosed to any third parties without prior written consent of the two parties to this Agreement.

As utilized herein, Data shall mean any confidential information, proprietary plans, technological or business information (including trade technology, secrets, intellectual property, marketing, summaries, mailing lists, subscriber data or information, reports, or any other information regarding Customer and / or its subscribers, whether oral, written or electronically obtained or otherwise disclosed, reproduced, transmitted or received.

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5.6 Intellectual Property and Publicity. Neither party is granted a license or other right (express, implied or otherwise) to use any trademarks, copyrights, service marks, trade names, patents, trade secrets or other form of intellectual property of the other party or its affiliates without the express prior written authorization of the other party. Each party will at all times remain the sole owner of all intellectual property it rightfully owns as of the effective date of this Agreement as well as any intellectual property rights it may acquire or develop during the Term of this Agreement. Neither party shall issue any press release nor make any other public statement relating to this Agreement, except as may be required by law or agreed between the parties in writing. Any information or documentation disclosed between the parties during the performance of this Agreement (including this Agreement) shall be subject to the terms and conditions of the applicable non-disclosure agreement then in effect between the parties and which may afford the aggrieved Party the right to terminate this Agreement and / or seek immediate injunctive relief or any other legal rights and remedies available.

5.7 Governing Law; Amendment. This Agreement shall be governed and construed in accordance with the laws of the State of Colorado, without regard to its choice of law rules. It also may be governed by any governmental authority, court, tribunal, agency, regulatory, administrative, judicial agency, commission or organization of any subdivision, branch or department of any of the foregoing. This Agreement, including any Service Schedule(s) and Customer Order(s) executed hereunder, constitutes the entire and final agreement and understanding between the parties with respect to the Service and supersedes all prior agreements relating to the Service. This Agreement may only be modified or supplemented by an instrument executed by an authorized representative of each party. No failure by either party to enforce any right(s) hereunder shall constitute a waiver of such right(s).

5.8 Relationship of the Parties. The relationship between Customer and IPtimize shall not be that of partners, agents, or joint ventures for one another, and nothing contained in this Agreement shall be deemed to constitute a partnership or agency agreement between them for any purposes.

5.9 Most Favored Nations Provision. Customer shall receive and IPtimize shall provide Most Favored Nations Protection in Pricing, Services, Equipment and Training at all times during the Term for any similar-sized Customers offering Voice Services. IPtimize shall notify Customer of any favorable pricing or provisions it may offer or grant to another customer and offer such to Customer to be included in this Agreement.

6.0 Event of Insolvency. This Agreement may immediately be terminated by Customer upon written notice to IPtimize in the event that IPtimize makes an assignment for the benefit of creditors, dissolves or liquidates, has a receiver or trustee appointed over it or any of its assets, is declared insolvent or bankrupt, or a voluntary or involuntary petition is filed in any court of competent jurisdiction under the applicable bankruptcy laws, including for liquidation or reorganization, and such petition is not withdrawn within sixty (60) calendar days after filing.

6.1 Counterparts. This Agreement may be executed in one or more counterparts, all of which taken together shall constitute one and the same instrument. Facsimile signatures shall be sufficient to bind the parties to this Agreement.

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IPTIMIZE, INC. (“IPtimize)		ALLEN’S TV CABLE SERVICE, INC. (“Customer”)

By	/s/ Clinton J. Wilson	By	/s/ Gregory A. Price
Name Clinton J. Wilson		Name Gregory A. Price
Title President		Title President
Date March 25, 2008		Date March 25, 2008

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